THE WEST COMPANY (LOGO)
                        A Partner
                     in the Daikyo *
                  Pharma-Gummi * West Group

                       _______________

           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       _______________


                                         Lionville, PA  19341
                                                April 5, 1994


 To The Shareholders of
   The West Company, Incorporated


      The Annual Meeting of the Shareholders of The West Company, Incorporated will be held at the Company's headquarters at 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, May 3, 1994, at 9:30 A.M., for the following purposes:

      (1) to elect four directors in Class I (term expiring in 1997);

      (2) to approve the appointment of Coopers & Lybrand as independent accountants for 1994; and

      (3) to transact such other business as may properly be brought before the meeting,

 all as set forth in the Proxy Statement accompanying this notice.

      Only shareholders of record at the close of business on March 11, 1994 will be entitled to notice of and to vote at the meeting.

      Please date, sign and return the enclosed proxy in the enclosed envelope, whether or not you expect to attend the meeting in person.

                             By Order of the Board of Directors,




                             John R. Gailey III
                             Secretary
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

                          PROXY STATEMENT

                          _______________

                   THE WEST COMPANY, INCORPORATED
                          101 Gordon Drive
                   Lionville, Pennsylvania 19341
                          _______________

                        GENERAL INFORMATION

      The enclosed proxy is solicited by the Board of Directors of The West Company, Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held at the Company's headquarters, 101 Gordon Drive, Lionville, Pennsylvania, on Tuesday, May 3, 1994, at 9:30 A.M. Proxies may be revoked at any time prior to the exercise thereof by giving written notice to the Secretary of the Company or by a later-dated proxy executed by the person executing the prior proxy and filed with the Company or otherwise presented at the meeting. The proxy and this proxy statement are being mailed to shareholders on or about April 5, 1994.

      Shareholders of record at the close of business on March 11, 1994 will be entitled to vote at the meeting. On that date, there were 15,958,726 shares of the Company's Common Stock (the "Common Stock") outstanding. Each outstanding share will entitle the holder to one vote on all business of the meeting. Shareholders attending the Annual Meeting may vote their shares in person whether or not a proxy has been previously executed and returned. If the accompanying proxy card is signed and returned to the Company, and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote FOR election of the nominees listed below as directors and FOR the proposal to approve the appointment of independent public accountants more fully described in this proxy statement.

      Directors are elected by a plurality vote of all votes cast at the meeting. A shareholder may withhold votes from any or all nominees by notation to that effect on the accompanying form of proxy. The affirmative vote of a majority of the votes cast by holders of Common Stock entitled to vote is required for approval of the appointment of independent accountants.

      Votes cast by proxy or in person at the meeting will be counted by persons appointed by the Company to act as judges of election. The judges of election will treat abstentions and broker non-votes as present for purposes of determining the presence of a quorum. Because directors are elected by a plurality of votes, abstentions and broker non-votes will not have an impact on their election. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on approval of the appointment of independent accountants.

      In the event that any of the nominees becomes unavailable, which the Company does not expect, it is intended that, pursuant to the accompanying proxy, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors upon the recommendation of the Nominating and Corporate Structure Committee. The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

      In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally and by telephone. The cost of soliciting proxies will be borne by the Company.
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

                     SHARE OWNERSHIP OF
          MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as of March 15, 1994, certain information concerning each person known to the Company to have been the beneficial owner of more than 5% of the Common Stock.

                                                         Amount and            Percent
 Name and Address of                                Nature of Beneficial          of
  Beneficial Owner                                       Ownership(1)            Class
- --------------------                                ---------------------      ---------
 Jean Wike Faust..................................         1,261,734(2)           7.9%
   16 Fox Chase Road
   Malvern, PA 19355

 Mitchell Hutchins Institutional Investors Inc....           995,500(3)           6.3%
   1285 Avenue of the Americas
   New York, NY  10019

 TriMark Investment Management Inc................           998,000              6.3%
   One First Canadian Place, Suite 5600
   P.O. Box 487
   Toronto, Ontario Canada M5X 1E5

 Franklin H. West.................................           920,939(4)           5.8%
   111 North 49th Street
   Philadelphia, PA 19139

 William S. West..................................         1,283,492(4)(5)        8.0%
   101 Gordon Drive
   Lionville, PA  19341

 J. Roffe Wike, II................................         1,739,554(2)(6)       10.9%
   1435 Walnut Street
   Philadelphia, PA 19102

 Wilmington Trust Company.........................         1,348,440(7)           8.5%
   1100 North Market Street
   Wilmington, DE  19890

 _______________
 (1) Based on information furnished to the Company by the respective shareholders. Except as indicated below, the Company is informed that the beneficial owners have sole voting and sole investment power over the shares shown opposite their names.

 (2) Includes 226,000 shares held by a trust of which Mrs. Faust is the sole beneficiary. J. Roffe Wike, II, the brother of Mrs. Faust, has sole investment and voting power over such shares in his capacity as trustee. Also includes 582,954 shares held by a trust as to which Mrs. Faust and Mr. Wike share voting and investment power.

 (3) Represents shared voting and investment power.

 (4) Franklin H. West, William S. West and Fidelity Bank, N.A. share the investment power over the same 746,264 shares which are held by two trusts of which they are co-trustees. Does not include 54,785 shares owned by Dr. West's wife and children, as to which he disclaims beneficial ownership.
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

 (5) Does not include 228,900 shares owned by Mr. West's wife, as to which he disclaims beneficial ownership.

 (6) Includes options to acquire 3,000 shares. Does not include 7,840 shares owned by Mr. Wike's wife, as to which he disclaims beneficial ownership.

 (7) Includes (i) sole voting power with respect to 440,620 shares and (ii) shared voting and investment power with respect to 907,820 shares.

    The following table sets forth, as of March 15, 1994, information concerning the beneficial ownership of Common Stock by each director and nominee for director, each of the Company's executive officers named in the Summary Compensation Table and all directors and executive officers as a group. No director or officer owns more than 1% of the outstanding Common Stock except William S. West, who owns 8.0% of the outstanding Common Stock, and J. Roffe Wike, II, who, including shares which may be acquired within 60 days, is the beneficial owner of 10.9% of the Common Stock. All directors and officers as a group are the beneficial owners of 21.9% of the Common Stock, including shares which may be acquired by them within 60 days. Additional information concerning the beneficial ownership of Messrs. West and Wike is contained in footnotes related to the table above.

                                         Shares owned         Shares which
                                         directly and        may be acquired
       Name                              indirectly(1)      within 60  days(2)
       ----                              -------------      ------------------
 Tenley E. Albright.....................         0                    0
 William J. Avery.......................       500                3,000
 J. E. Dorsey...........................     1,636               14,000
 George W. Ebright......................     1,000                1,500
 George J. Hauptfuhrer, Jr..............     6,000                3,000
 L. Robert Johnson......................     2,000                3,000
 Raymond J. Land........................       948               16,000
 William G. Little......................    15,217              115,000
 John P. Neafsey........................     2,000                3,000
 Walter F. Raab.........................     4,000                3,000
 Monroe E. Trout........................     2,000                1,500
 William S. West........................ 1,283,492                    0
 J. Roffe Wike, II...................... 1,736,554                3,000
 Geoffrey F. Worden.....................     1,500(3)                 0
 Hans Wimmer............................   111,160                    0
 Victor E. Ziegler......................    22,844               49,689
 All directors and executive
   officers  as a group (21 persons).... 3,230,497              330,057
___________
 (1) Includes shares allocated to individual accounts under the Company's Savings Plan and restricted shares granted under the Company's Stock Bonus Program as follows: Mr. Dorsey - 105 and 306 shares, respectively; Mr. Land - 199 and 150 shares, respectively; Mr. Little - 536 and 932 shares, respectively; Mr. Ziegler - 5,592 and 176 shares, respectively; and all directors and executive officers as a group - 13,350 and 2,359 shares, respectively.

 (2) Stock options available for exercise within 60 days under the Company's Long-Term Incentive Plan and 1992 Non-Qualified Stock Option Plan for Non-Employee Directors.

 (3) Does not include 500 shares held by Mr. Worden's wife, as to which he disclaims beneficial ownership.

                         BOARD OF DIRECTORS

 Meetings by and Committees of the Company's Board of Directors

    The Board of Directors, which held six meetings in 1993, has four standing committees: the Audit Committee, the Finance Committee, the Compensation Committee and the Nominating and Corporate Structure Committee. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they served.

    The Audit Committee assists the Board in fulfilling its responsibilities of ensuring that management is maintaining an adequate system of internal controls such that there is reasonable assurance that assets are safeguarded and that financial reports are properly prepared. The Committee's duties include: (1) recommending annually to the Board a firm of independent accountants for appointment as auditors of the Company; (2) reviewing the fees paid to the independent accountants; (3) reviewing with the independent accountants the scope and results of each annual audit; and (4) reviewing with the independent accountants and the Company's financial officers comments and recommendations made by the same. The members of this Committee, which met four times during the year (including twice as a combined Audit and Finance Committee), are L. Robert Johnson, Chairman, George W. Ebright, Walter F. Raab and Geoffrey F. Worden.

    The Finance Committee serves as liaison between management and the Board on important financial transactions and financial policy matters. This Committee consults with and advises management on financial strategies, policies and procedures, acquisitions, divestitures, capital expenditure requests and similar matters, and makes recommendations on such matters to the Board. The members of this Committee, which met five times during the year (including twice as a combined Audit and Finance Committee), are William
 J. Avery, Chairman, George W. Ebright, L. Robert Johnson, John P. Neafsey and
 J. Roffe Wike, II.

    The Compensation Committee determines the Company's compensation arrangements with executive management and reports its actions to the Board of Directors. In addition, it administers the Company's Long-Term Incentive Plan. The members of this Committee, which met five times during the year, are John P. Neafsey, Chairman, George J. Hauptfuhrer, Jr. and Monroe E. Trout.

    The Nominating and Corporate Structure Committee recommends to the Board nominees to be elected to the Board by the shareholders or by the Board in the case of vacancies which occur between meetings of shareholders. In addition, this Committee recommends to the Board appointments to be made to various Board committees and evaluates all Company policies relating to the recruitment of directors (such as compensation arrangements) and makes recommendations to the Board and various Board committees with regard to such matters. The members of this Committee, which met five times during the year, are George J. Hauptfuhrer, Jr., Chairman, Tenley E. Albright, Monroe E. Trout, William S. West and J. Roffe Wike, II.

    The Nominating and Corporate Structure Committee will consider nominations for directors made by shareholders who deliver written notice thereof to the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting of shareholders, except that if the date of the meeting is not
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

 publicly announced by the Company more than 20 days prior to the meeting, the notice must be delivered not later than the close of business on the earlier of (i) the seventh day following the day on which notice of the date of the meeting was first mailed to shareholders or such public disclosure was made, whichever occurs first, or (ii) the fourth day prior to the meeting. The notice must set forth certain information concerning the shareholder and his nominees, including the following: their names and addresses; a representation as to the number of shares beneficially owned by the shareholder and that such shareholder is the holder of record of the Company's shares and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nominations are to be made; such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees; and the consent of each nominee to serve as a director if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

 Compensation of Directors

    Each director who is not employed by the Company or one of its subsidiaries receives an annual retainer of $16,000 per year, plus attendance fees of $1,000 for board meetings and $750 for committee meetings. The Chairman of the Board receives an annual fee of $35,000, and the chairman of each board committee receives an annual fee of $3,500. Directors may elect annually to defer all or any part of their director's fees, which deferred amounts will be payable upon their termination as a director. In addition, Geoffrey F. Worden was engaged by the Company during the fiscal year as a consultant in certain financial matters. The Company paid Mr. Worden a total of $22,500 in fees for his services.

    Each non-employee director who has completed five years of service as a director will be entitled to receive an annual retirement benefit, commencing at age 60, of between 50% and 100% of his base annual retainer at the time of retirement, depending on the length of his service, for a maximum period of 15 years or until his earlier death. Non-employee directors are eligible to receive annually an option to acquire 1,500 shares of Common Stock under the Company's 1992 Non-Qualified Stock Option Plan for Non-Employee Directors. Each option will expire five years from the date of grant.


 Transaction with Hans Wimmer

    The Company owns approximately 74.5% and Hans Wimmer, a director and executive officer of the Company, owns approximately 25.5% of the outstanding equity interests of the following five companies: Pharma Gummi Wimmer West; Pharma-Metall; Gressenicher Werkzeugbau; Pharma-Gummi France; and Pharma-Gummi Italia (collectively, the "Five Companies"). In connection with the acquisition of its present level of ownership in 1986, the Company entered into a Put and Call Agreement (the "1986 Agreement") with Mr. Wimmer pursuant to which the Company has the option to purchase, and Mr. Wimmer has the option to require the Company to purchase, the remaining equity interests of the Five Companies held by Mr. Wimmer. These options may be exercised by either party at any time after October 14, 1994 and under certain other circumstances. Under the 1986 Agreement the purchase price for the remaining interests would be determined through an independent valuation in accordance with a formula specified in the agreement.

    In March 1993, the Company and Mr. Wimmer amended and restated the 1986 Agreement to fix the purchase price of the remaining interests at DM 45,000,000 ($27,272,730 at an average 1993 exchange rate of DM 1.65), of which DM 30,000,000 ($18,181,820) would be payable in cash and the remaining DM 15,000,000 ($9,090,910) would be payable by delivery of a number of shares of Common Stock based on the market price of the stock and exchange rates prevailing at the time of the purchase. The purchase price was determined primarily by using valuations prepared by management based upon future earnings derived from the 1993-1995 business plans for the Company's consolidated European operations. In arriving at the purchase price, the Board of Directors also considered valuations conducted according to the formula specified in the 1986 Agreement and a valuation by an independent expert in the area of acquisition valuations.

    The Company and Mr. Wimmer have also entered into a Registration Rights Agreement to permit a public distribution of the Common Stock which could be acquired by Mr. Wimmer in an exercise of an option under the amended and restated put and call agreement. This Agreement gives Mr. Wimmer the right to require the Company to file a registration statement with the Securities and Exchange Commission on one occasion during each of the two years following an exercise of an option under the amended put and call agreement.

    In March 1993, Mr. Wimmer's management contracts with each of the Five Companies were modified to provide for management of the European operations under the direction of the Company's CEO and Board of Directors. In connection with the foregoing transactions, the Company and Mr. Wimmer have also entered into an agreement which provides for an annual incentive bonus based on consolidated European Division profits.

    The terms of the amended and restated put and call agreement and the other agreements with Mr. Wimmer were determined by arms-length negotiation between the parties. The Company believes that the fixing of the purchase price and the changes in the management relationship will eliminate potential conflicts of interest, thereby permitting the Company to manage more effectively its European operations and enhance its global business decision-making process. The Company believes the terms of the agreements were fair and in the best interest of the Company.

                       ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, the terms of which expire alternatively over a three-year period. The Board proposes the election of four directors in Class I to serve for three years until the 1997 Annual Meeting and until their successors have been elected and qualified. The Board's nominees, William J. Avery, George J. Hauptfuhrer, Jr., William
 G. Little and Monroe E. Trout, are incumbent directors. Each nominee has consented to being named and to serve if elected.


 Nominees for Director - Term to Expire 1997

 William J. Avery              Mr. Avery, 53, has been a director since 1992.
                               He is Chairman of the Board, President and Chief Executive Officer of Crown Cork & Seal
                               Company, Inc., a manufacturer of cans, crowns and machinery.

 George J. Hauptfuhrer, Jr.    Mr. Hauptfuhrer, 67, has been a director since
                               1973.  He is Of Counsel of Dechert Price &
                               Rhoads, a law firm where he was a partner, Chairman and Chief Executive Officer until his retirement in 1990.

 William G. Little             Mr. Little, 51, has been a director, President
                               and Chief Executive Officer since 1991. He was
                               Division President of Kendall Inc., a medical device manufacturer, from 1990 to 1991 and Group
                               Vice President and Division President of
                               C.R. Bard, Inc., a medical device
                               manufacturer, from 1975 to 1990.

 Monroe E. Trout, M.D.         Dr. Trout, 63, has been a director since 1991.
                               He is Chairman of the Board, President and Chief Executive Officer of American Healthcare
                               Systems, a health care provider. Dr. Trout is a director of Criticare Inc., Gensia Inc. and the University of California San Diego
                               Foundation.

          The Board of Directors recommends a vote "FOR" these nominees.

                   DIRECTORS CONTINUING IN OFFICE

    The directors listed below will continue to serve for terms expiring in 1995 and 1996, respectively.

 Class II - Term Expiring in 1995

 George W. Ebright             Mr. Ebright, 56, has been a director since
                               1992.  He is Chairman of the Board of Cytogen
                               Corp., a biotechnology pharmaceutical company, where he served as Chief Executive Officer until 1993. Mr. Ebright is a director of ECRI, Univax Biologics, Inc. and Arrow International.

 L. Robert Johnson             Mr. Johnson, 52, has been a director since
                               1989.  He is Managing General Partner of
                               Founders Capital Partners, a venture capital partnership.

 John P. Neafsey               Mr. Neafsey, 54, has been a director since
                               1987. He is President of JN Associates, investment consultants. Mr. Neafsey was
                               President and Chief Executive Officer of
                               Greenwich Capital Markets, an investment banking firm, from 1990 to 1993. Prior to 1990, Mr. Neafsey was Executive Vice President,
                               Chief Financial Officer and a director of Sun
                               Company, Inc., an energy resources company.

 Hans Wimmer                   Mr. Wimmer, 64, has been a director since 1979.
                               He is President of Pharma-Gummi Wimmer West
                               GmbH.

 Geoffrey F. Worden            Mr. Worden, 54, was appointed a director by the
                               Board in November 1993. He has been President of South Street Capital, Inc., an investment company, since 1992. Previously, Mr. Worden was
                               Managing Director of Kidder, Peabody & Co.
                               Incorporated.

 Class III - Term Expiring in 1996

 Tenley E. Albright, M.D.      Dr. Albright, 58, was appointed a director by
                               the Board in December 1993. She is a physician and surgeon and member of the Corporation of the New England Baptist Hospital, Woods Hole
                               Oceanographic Institution and the board of Overseers' Committee to Visit Harvard Medical
                               School. From 1989 through 1993 Dr. Albright was Founder, President, then Chairman of the Institute for Clinical Applications/Vital
                               Sciences Inc., a cancer research and
                               development institution. She is a director of State Street Bank and Trust Company, Whitehead
                               Institute for Biomedical Research and State
                               Street Boston Corporation.

 Walter F. Raab                Mr. Raab, 69, has been a director since 1973.
                               Prior to his retirement in 1990, he was
                               Chairman and Chief Executive Officer of AMP
                               Incorporated, producers of electrical/electronic connection devices, where he continues to serve as a director. Mr. Raab is also a director of Dauphin Deposit Corporation, Air Products &
                               Chemicals, Inc. and Harris Corporation.

 William S. West               Mr. West, 66, has been a director since 1958
                               and Chairman of the Board since July 1985.
                               Previously, he served as the Company's
                               President and Chief Executive Officer.

 J. Roffe Wike, II             Mr. Wike, 67, has been a director since 1962.
                               Prior to his retirement in January 1994, Mr.
                               Wike was Senior Partner and a director of Cooke
                               & Bieler, investment counselors.

 Victor E. Ziegler             Mr. Ziegler, 63, has been a director since 1991
                               and Executive Vice President since 1992. He was
                               Division President, Health Care from 1991 to
                               1992 and Group President, Manufacturing prior to 1991.

                               EXECUTIVE COMPENSATION

                   REPORT OF THE BOARD COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION


    The Compensation Committee of the Board of Directors determines the compensation of each of the Company's executive officers, excluding Hans Wimmer. The Committee is comprised of three non-employee directors independent of management. No member of the Committee has any insider or interlocking relationships with the Company, as those terms are defined in applicable rules and regulations of the Securities and Exchange Commission.

    The discussion of executive compensation that follows does not apply to Mr. Wimmer whose compensation is determined by the terms of his management contracts with various European subsidiaries and by a separate agreement with the Company under which he is entitled to an annual bonus based on European Division profits. Mr. Wimmer is not entitled to participate in the Company's annual and long-term incentive programs.


 Compensation Philosophy

    The Company's executive compensation philosophy is designed to further the following four objectives: (1) link shareholder and management interests; (2) reward management for producing superior corporate results relative to comparable companies; (3) recognize individual performance; and (4) assist the Company in attracting and retaining key executives of the highest calibre.

    Compensation of executive officers is comprised primarily of base salary, annual incentive bonus and long-term incentive compensation in the form of stock options. Base salaries are set to approximate the 50th percentile level of comparable positions, while total compensation (salary, bonus and long-term incentives) is targeted to parallel the Company's competitive financial performance. The Company has a target financial performance objective of top quartile results, and thus, targets total compensation at the 75th percentile of comparable positions, subject to meeting annual corporate and individual performance goals.

    The Company's competitive financial performance is measured primarily by comparing the results of the Company with those of a self-selected peer group of 12 companies (the "Peer Group"). In establishing executive pay levels, the Committee compares its executive compensation with compensation data from surveys of companies in general industry with annual revenues of approximately $330 million and comparable employee base supplied by independent compensation consultants. The Committee uses general industry compensation data because such data is more readily available than compensation data for the Peer Group and pay and performance levels for the general industry group have been shown to be similar to those of the Peer Group.

    The Committee believes that significant share ownership by senior executives will further the goal of aligning management and shareholder interests, as well as providing the executives an opportunity and incentive to realize long-term appreciation of assets. In 1993, the Committee established guidelines for share ownership of various levels of the Company's management. These guidelines call for executives to own, within five to seven years of attaining their respective positions, an amount of Common Stock with a market value equal to:

              Chief Executive Officer     -   500% of Base Salary
              Executive Vice President    -   300% of Base Salary
              Senior Executive            -   200% of Base Salary

    Although the foregoing share ownership guidelines are not mandatory, the Committee reviews annually each executive's progress toward meeting his or her share ownership goal. The Committee has no set policy on failure to meet the guidelines.

 Principal Compensation Elements

     Base salaries. Base salaries are reviewed annually, and adjusted as appropriate. In determining base salaries for Mr. Little and the other executive officers, the Committee relies primarily on comparative compensation data, and also takes into consideration management recommendations and the relative experience of the individual involved.

    Annual bonuses. Annual incentive bonuses are paid to executives under the Company's incentive bonus plan upon achievement of financial, strategic and management performance goals. Each participant receives 25% of his or her annual bonus payout (calculated on the estimated amount of bonus to be received after deduction of income taxes) in the form of Common Stock. Each participant also receives a number of additional restricted shares equal to 25% of the number of bonus shares received. To encourage retention of stock, the restricted shares are forfeited if the bonus shares are transferred within four years of the date of grant.

    Bonus awards for each of the executive officers named in the Summary Compensation Table are based principally (75%) upon a corporate return-on-shareholders'-equity (ROE) target established by the Committee with the con-
currence of the Board of Directors. Additional weight (25%) is given to achievement of each individual's specific objectives during the year. Individual objectives focus on such factors as new product development, new business initiatives, productivity and quality improvements and are designed to correlate to the Company's overall strategic objectives for the year.
 Individual objectives for Mr. Little are approved by the Compensation Committee, and objectives for each other executive officer by that individual's direct supervisor.

    Each incentive plan participant's target bonus is a specific percentage of his or her base salary. Target bonuses range from 30% to 75% of base salaries for the Company's executive officers generally. Mr. Little's target bonus is set at 75% of base salary and is fixed by the Committee with the concurrence of the Board. Other executive officers' targets are set by their supervisor with the approval of the Committee. Participants receive 90% of their targeted bonus award upon achievement of 90% of the annual ROE target, with a maximum of 150% of target bonus if the Company's ROE performance meets or exceeds the targeted ROE by 125%. No awards are granted if actual ROE performance is less than 90% of target.

    Long-Term Incentives. The Company's long-term incentive program is designed to reward management for consistent improvement of shareholder value, primarily through the use of stock options. Stock options are viewed as an excellent method of linking management interests with those of shareholders because the value of a stock option is created by increases in the market value of the Common Stock, an important indicator of shareholder value.

    Under the Committee's option award policy, a fixed number of shares are granted each year in amounts estimated to produce competitive long-term compensation when compared to general industry. Stock option values are determined using the Black-Scholes valuation method. Although there is no direct relationship between the size of option awards and the Company's share ownership guidelines, stock options are considered the primary vehicle to assist executives in meeting these guidelines.


 Establishing Return-on-Equity Goals and Targets

    ROE has been selected as the primary measure of performance for the annual incentive bonus plan because it closely aligns bonus awards with the financial returns earned by the Company's shareholders. The goal is to establish annual ROE targets that reflect 75th percentile performance of the Peer Group. The guidelines used for selecting the Peer Group companies were both quantitative and qualitative in nature and included such factors as nature of business, revenues, employee base, technology base, market share, customer type and customer relationship. The Peer Group is the same group used in the shareholder return performance chart on page 18.

    To monitor the Company's competitive financial performance, the Committee reviews annually the performance of the Peer Group over the previous three-to-five year period, as well as recent performance trends as indicated by trailing twelve-month data. In addition to ROE, the Committee may consider total return to shareholders, market share gains and other performance measurement criteria in determining the relative positioning of West's performance. The Committee also compares its results against the results of general industry to monitor the performance trends of a larger group of companies. The Committee then formulates the ROE target for the following year.

    In 1993, the Committee analyzed comparative compensation and financial performance data compiled by an independent compensation consultant. The data indicated that, for the 12 months ended June 30, 1993, the Company's 1993 ROE performance target was equal to the Peer Group's actual 75th percentile performance, while being somewhat below the 75th percentile ROE of the general industry group. As a result, the Committee believes the relative positioning of the Company's executive compensation and ROE performance targets are consistent with the Company's compensation philosophy.


 1993 Compensation Actions -- Mr. Little

    Mr. Little participates in the same executive compensation programs provided to the other executive officers. However, his total compensation is more heavily weighted towards performance-based compensation, specifically annual incentive bonus and stock options. Mr. Little has more of his total compensation at risk to emphasize the direct relationship between changes in shareholder value and his compensation as Chief Executive Officer.

    In 1993, the Committee adjusted Mr. Little's base salary to a level survey data indicated to be approximately the 50th percentile of the compensation for comparable CEO positions in general industry.

    At the time of his hiring in 1991, Mr. Little was awarded a stock option for 150,000 shares that vests over a four-year period. The Committee considered comparable compensation data and competitive market factors in determining the terms of Mr. Little's stock option.

    The Company's actual ROE for 1993 was 101% of the ROE target established under the annual incentive bonus plan. Accordingly, the Committee authorized a bonus award of $259,189 for Mr. Little for 1993, which represents 101% of his target bonus. Mr. Little received a portion of his bonus in the form of 1,727 bonus shares. He was also granted 432 restricted shares of Common Stock under the stock bonus program as incentive to retain his bonus shares.

 1993 Compensation Actions -- Other Executive Officers

    During 1993, each of the Company's other executive officers received an additional grant of stock options under the Company's Long-Term Incentive Plan consistent with the Committee's option policy. The option grants were based on 75th percentile comparative pay data.

    Each of the Company's other executive officers received salary adjustments to bring his or her base salary in line with median market practice as evidenced by executives with similar responsibilities in companies of comparable size in general industry. The Committee believes this level has been substantially achieved with the salary increases (average 5%) that were approved and took effect for the executive officers during the year.

    The Committee authorized annual incentive bonus awards for the executive officers that were at 101% of target, reflecting performance consistent with the targets established for the year and accomplishment of individual objectives.

                       JOHN P. NEAFSEY, Chairman
                       GEORGE J. HAUPTFUHRER, JR.
                       MONROE E. TROUT

 Compensation of Named Executives

 General

    The following table sets forth, for 1991, 1992 and 1993, compensation provided by the Company to each of the named executives in all capacities in which they served.

                                           SUMMARY COMPENSATION TABLE

                                                                                    Long Term Compensation
                                                                               ------------------------------
                                         Annual Compensation                                Awards
                              -------------------------------------------       ------------------------------        All
 Name                                                              Other        Restricted       Securities         Other
 and                                                              Annual          Stock          Underlying         Compen-
 Principal                               Salary(A)   Bonus(A)     Compen-      Award(s)(B)        Options           sation(C)
 Position                     Year         ($)         ($)       sation($)        ($)              (#)               ($)
- -----------------------------------------------------------------------------------------------------------------------------
 William G.  Little(D)        1993       343,176      259,189       4,329        10,774              0              10,621
  President  and Chief        1992       331,828      250,000       3,164        10,375              0               6,230
  Executive  Officer          1991       178,855      150,000          --             0        150,000(E)               98

 Hans Wimmer(D)               1993       214,753      510,370       8,865             0              0                   0
  President, Pharma-          1992       196,803      494,000          --             0              0                   0
  Gummi Wimmer                1991            --           --          --            --             --                  --
  West GmbH

 Victor E. Ziegler            1993       212,271      107,379       4,095         4,389         12,000              12,880
  Executive Vice              1992       206,992      100,754       2,993             0         12,000              10,732
  President                   1991       179,274       43,000          --       117,225          9,000               9,800

 J. E. Dorsey(D)              1993       191,880      105,796       3,674         4,315          8,000               3,979
  Group President             1992       125,864       61,500       2,402         2,760          6,000                   0
                              1991            --           --          --            --             --                  --

 Raymond J. Land(D)           1993       180,874       92,605       3,674         3,741          8,000               4,732
  Senior Vice                 1992       172,221       88,193       2,685             0          8,000                 977
  President, Finance          1991        31,760            0          --             0              0                   0
  and Chief Financial
  Officer

 _________________
 (A) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year and include the value of any restricted and unrestricted shares awarded under the Company's Stock Bonus Program. Bonuses are paid in the fiscal year following the fiscal year for which they are earned. Mr. Wimmer's 1993 and 1992 compensation was paid in Deutsche Marks, as follows: Salary DM 354,342 and DM 307,012, respectively; and Bonus DM 842,110 and DM 770,640, respectively. The U.S. dollar figures shown are based on an average 1993 exchange rate of 1.65 and an average 1992 exchange rate of 1.56.

 (B) Restricted stock awards are made in the fiscal year following the fiscal year for which they are earned. Restricted stock awards vest four years from the grant date. Values are determined by multiplying the number of shares awarded by the closing market price of the Common Stock on the grant date, which was $20.75 for 1992 awards and $24.94 for 1993 awards. Dividends were paid on restricted shares.

     The following table contains information relating to the outstanding holdings of restricted stock of the named executives at December 31, 1993. The table does not include restricted stock granted in 1994 with respect to 1993 service. Values are determined by multiplying the number of shares by $24.50, the December 31, 1993 closing price for the Company's Common Stock.

                                                      Current Market
                                  Number of              Value of
                                 Restricted             Restricted
          Name                   Shares Held           Shares Held
          ----                   -----------          --------------
 William G. Little..........         500                 $12,250
 Hans Wimmer................           0                      --
 Victor E. Ziegler..........           0                      --
 J. E. Dorsey...............         133                   3,259
 Raymond J. Land............           0                      --

 (C) Includes for 1993, 1992 and 1991: (i) term life insurance premiums paid by the Company for Mr. Little--$1,485, $1,866 and $98, respectively; Mr. Ziegler--$1,910, $1,607 and $1,307, respectively; Mr. Dorsey--$19 and $0, respectively; and Mr. Land--$977, $0 and $0, respectively; (ii) universal life insurance premiums paid by the Company for Mr. Ziegler in the amount of $4,608, $4,211 and $3,820, respectively; and Mr. Dorsey--$856 and $0, respectively; and (iii) Company contributions under the Savings Plan for Mr. Little--$8,488, $4,364, and $0, respectively; Mr. Ziegler--$6,362, $4,914 and $4,673, respectively; Mr. Dorsey--$3,105 and $0, respectively; and Mr. Land--$4,497 and $842, respectively.

 (D) Information is provided only for fiscal years during which the individual served as an executive officer. Messrs. Little, Land and Dorsey commenced their employment with the Company on May 20, 1991, October 7, 1991 and April 21, 1992, respectively. Mr. Wimmer became an executive officer of the Company in 1992.

 (E) Mr. Little's option vests over a four-year period.

 Stock Options

    The following table provides information concerning the grant of stock options in 1993 under the Company's Long-Term Incentive Plan.

                       OPTION GRANTS IN 1993

                          Individual Grants
- ------------------------------------------------------------------------
                      Number of
                      Securities         % of
                      Underlying        Total                                Grant
                      Options         Options                                Date
                      Granted to      Granted to   Exercise                  Present
                      Employees       Employees    Price(B)    Expiration    Value(C)
Name                  in 1993(A)       in 1993     ($/Sh)         Date         ($)
- --------------------------------------------------------------------------------------
William G. Little           0           --            --           --           --
Hans Wimmer                 0           --            --           --           --
Victor E. Ziegler      12,000          6.4%          20.81       3/1/98       66,360
J. E. Dorsey            8,000          4.3%          20.81       3/1/98       44,240
Raymond J. Land         8,000          4.3%          20.81       3/1/98       44,240

- ---------------
(A) Option grants are for a five-year term and first became exercisable six months after the date of grant.

(B) The exercise price of $20.81 represents the average of the highest and lowest reported sale price on March 2, 1993 (the date of grant). The exercise price (and any applicable withholding taxes) may be paid in cash, shares of Common Stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(C) The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of grant (March 2, 1993). The key assumptions set forth below used in the valuation are based upon historical experience, and are not a forecast of future stock price performance or volatility or of future dividend policy. No adjustments have been made for forfeitures or non-transferability.

         Dividend Yield:                1.8%
         Volatility:                     .235
         Risk-Free Rate of Return:      5.93%
         Expected Exercise Period:    5 Years

 1993 Stock Option Exercises

    The following table provides information relating to the exercise of stock options by the named executives in 1993, as well as the number and value of their unexercised options as of December 31, 1993.


          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                 AND FISCAL YEAR-END OPTION VALUES

                                          Value
                                        Realized         Number of Shares             Value of
                          Shares      (Market Value         Underlying              Unexercised
                         Acquired       Less Any           Unexercised              In-the-Money
                            on          Exercise         Options Held at             Options at
Name                    Exercise(#)     Price)($)          12/31/93(#)            12/31/93($)(A)(B)
- --------------------------------------------------------------------------------------------------------
                                                                     Not                        Not
                                                   Exercisable   Exercisable   Exercisable   Exercisable
- --------------------------------------------------------------------------------------------------------
William G. Little              0          --          85,000       60,000        796,875       562,500
Hans Wimmer                    0          --               0            0          --             --
Victor E. Ziegler         13,000       137,313        49,689            0        311,101          --
J. E. Dorsey                   0          --          14,000            0         60,780
Raymond  J. Land               0          --          16,000            0         76,400          --

 _______________
(A) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on December 31, 1993 ($24.50) and the exercise price of each unexercised option held by the named executives.

(B) All option grants to the named executives other than Mr. Little are for a five-year term and first became exercisable six months after the date of grant. Mr. Little was granted an option in 1991, which vests over a four-year period.

 Retirement Plan

    The Company's Salaried Employees' Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits early retirement in certain cases. Benefits are based upon years of service and compensation (including salary, bonuses and stock award distributions ("Covered Compensation")) for the five consecutive calendar years within the ten years prior to retirement during which the compensation was the highest.

    The Internal Revenue Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Supplemental Employees' Retirement Plan (the "Supplemental Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits that may result from such limitations.

    The following table shows the estimated annual retirement benefits payable (before reduction by the offset for Social Security payments) under the Retirement Plan and the Supplemental Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.


                                   PENSION PLAN TABLE

     Five Year                                Years of Service
      Average        ------------------------------------------------------------------
   Compensation         15            20              25           30             35
   ------------      --------      --------       ---------     --------       --------
    $ 125,000        $ 35,625      $ 47,500        $ 59,375     $ 62,500       $ 65,625
      150,000          42,750        57,000          71,250       75,000         78,750
      175,000          49,875        66,500          83,125       87,500         91,875
      200,000          57,000        76,000          95,000      100,000        105,000
      225,000          64,125        85,500         106,875      112,500        118,125
      250,000          71,250        95,000         118,750      125,000        131,250
      300,000          85,500       114,000         142,500      150,000        157,500
      400,000         114,000       152,000         190,000      200,000        210,000
      450,000         128,250       171,000         213,750      225,000        236,250
      500,000         142,500       190,000         237,500      250,000        262,500
      550,000         156,750       209,000         261,250      275,000        288,750
      600,000         171,000       228,000         285,000      300,000        315,000
      650,000         185,250       247,000         308,750      325,000        341,250
      700,000         199,500       266,000         332,500      350,000        367,500
      750,000         213,750       285,000         356,250      375,000        393,750

    Amounts shown are calculated on a straight-line annuity basis. Under the Retirement Plan, credited years of service and Covered Compensation for 1993 are 18 years and $593,176 for Mr. Little, 33 years and $313,025 for Mr. Ziegler, 1 year and $253,380 for Mr. Dorsey, and 2 years and $269,067 for Mr. Land.

 Employment and Other Agreements

    The Company has entered into an employment agreement with Mr. Little under which Mr. Little serves as President and CEO of the Company for a base annual salary determined in accordance with Company compensation review policies. Mr. Little also is entitled to participate in the Company bonus plans. The employment term may be ended by the Company upon two years' notice of termination but may be terminated earlier by the Company for cause, or due to disability or death.

    Mr. Wimmer receives a base salary and bonus based on consolidated European Division profits under an agreement with the Company and management contracts with certain of the Company's European subsidiaries. Mr. Wimmer is entitled to receive a pension upon his retirement in the amount of DM 360,000 ($218,182 at an average 1993 exchange rate of DM 1.65) per year.

    The Company has entered into agreements with each of the named executive officers other than Mr. Wimmer, which provide for benefits in the event of employment termination following a change in control of the Company. These agreements are designed to assist the Company in attracting and retaining highly qualified executives and to help ensure that if the Company is faced with an unsolicited tender offer proposal, its executives will continue to manage the Company without being unduly distracted by the uncertainties of their personal affairs and thereby will be better able to assist in evaluating such a proposal in an objective manner.

    Each agreement provides that the executive is entitled to receive severance compensation if, within two years following a change in control of the Company, he resigns following a constructive termination of his employment or his employment is terminated by the Company other than by reason of death, disability, willful misconduct, or normal retirement. Such severance compensation includes the immediate vesting of the executive's interest, if any, in the Company's employee benefit plans, continuing salary and bonus payments at the level prior to termination and continuation of certain health and welfare benefits for up to three years following such termination. A "change in control" is defined generally as a change in a majority of the Company's Board of Directors or purchase of more than 51% of the Company's stock. Each agreement also provides that during the term of the executive's employment with the Company and for a period of one year thereafter, whether or not a change in control of the Company occurs, the executive will neither be employed by any competitor of the Company nor compete with the Company in any part of the United States (any market or territory, in the case of Mr. Little). The payment of severance compensation is not conditioned upon the executive seeking other employment nor is it subject to reduction in the event the executive secures other employment consistent with the agreement.

            SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    The following graph compares for fiscal years 1989 through 1993 the yearly change in the cumulative total returns to holders of Common Stock with the cumulative total return of the Standard & Poor's 400 Industrials--Limited Index (the "S&P 400") and of a company-selected peer group. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per-share price change for the period by the share price at the beginning of the period. The Company's cumulative shareholder return is based on an investment of $100 on December 31, 1988 and is compared to the cumulative total return of the S&P 400 Index and peer-group index over the period with a like amount invested.

    The peer-group companies were selected by the Company based principally on nature of business, revenues, employee base, technology base, market share, customer type and customer relationship. The peer group was developed initially as part of an assessment of the Company's executive compensation levels. The peer group is composed of Amphenol Corp., Andrew Corp., Applied Magnetics, Augat Inc., Beckman Instruments, C.R. Bard, CTS Corp., Millipore Corp., Pall Corp., Perkin-Elmer, Sealed Air and Thomas & Betts.


$200-|--------------------------------------------------------------------|
    -|                                                                    |
    -|                                                                   S|
    -|                                                                    |
$180-|-------------------------------------------------------------------W|
    -|                                                       S            |
    -|                                                                   P|
    -|                                         S             WP           |
$160-|--------------------------------------------------------------------|
    -|                                                                    |
    -|                                         P                          |
    -|                                                                    |
$140-|--------------------------------------------------------------------|
    -|                                                                    |
    -|            WS             S             W                          |
    -|                                                                    |
$120-|--------------------------------------------------------------------|
    -|                                                                    |
    -|                                                                    |
    -|             P                                                      |
$100-|WSP------------------------P----------------------------------------|
    -|                           W                                        |
    -|                                                                    |
    -|                                                                    |
$ 80-|-------------|-------------|-------------|-------------|------------|
 12/31/88      12/31/89      12/31/90      12/31/91      12/31/92      12/31/93


                                 88     89     90     91     92     93
                                 --     --     --     --     --     --
   W    =    West Company       100    129     85    133    164    182
   S    =    S & P 400          100    129    128    168    177    193
   P    =    Peer Group         100    105    103    150    165    173

                      APPOINTMENT OF AUDITORS

    At the Annual Meeting, the Company's shareholders will be asked to approve the appointment of Coopers & Lybrand, independent accountants, as auditors of the Company for 1994. If the Company's shareholders do not approve the appointment of Coopers & Lybrand, the Board of Directors will consider the appointment of other auditors. A representative of Coopers & Lybrand is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to questions from shareholders.

    The Board of Directors recommends that the shareholders vote FOR the appointment of Coopers & Lybrand. If approval is withheld, the Board will reconsider its selection.


                       SHAREHOLDER PROPOSALS

    Shareholder proposals for the 1995 Annual Meeting of Shareholders must be received by the Office of the Secretary of the Company, 101 Gordon Drive, Lionville, Pennsylvania 19341-0777, no later than December 1, 1994 for inclusion in the proxy statement and form of proxy.

PROXY             THE WEST COMPANY, INCORPORATED
            101 Gordon Drive, Lionville, Pennsylvania 19341
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints William S. West and George J. Hauptfuhrer, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The West Company, Incorporated, held of record by the undersigned on March 11, 1994, at the annual meeting of shareholders to be held on May 3, 1994 or any adjournment thereof.

    This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.


                    (To be Signed on Reverse Side)

/X/ Please mark your votes as in this example.



1. Election of Class I Directors

                  / / FOR          / / WITHHELD

     For except vote withheld from the following nominee(s)

     __________________________________________________________

     NOMINEES:    William J. Avery, George J. Hauptfuhrer, Jr.,
                     William G. Little, Monroe E. Trout

2. Approval of Independent Accountants

                  / / FOR      / /  AGAINST    / / ABSTAIN


SIGNATURE(S)___________________________________ DATE______________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.